EXHIBIT 99.1

PRESS RELEASE

Investor Contacts:
Company Contact:	Lippert/Heilshorn & Associates Inc.
AVI BioPharma, Inc.	Jody Cain (jcain@lhai.com)
Michael Hubbard (hubbard@avibio.com)	Brandi Floberg (bfloberg@lhai.com)
(503) 227-0554	(310) 691-7100

Press Contact:

Waggener Edstrom Bioscience

Andie Long (andreal@waggeneredstrom.com)

(202) 326-0791

For Immediate Release

AVI BioPharma Announces 2005 Fourth Quarter

and Full Year Financial Results

PORTLAND, Ore. (March 8, 2006) – AVI BioPharma, Inc. (Nasdaq: AVII) today reported financial results for the three and 12 months ended December 31, 2005.

For the fourth quarter of 2005, AVI reported a net loss of $4.6 million, or $0.10 per share, compared with a net loss of $5.0 million, or $0.14 per share, for the fourth quarter of 2004. Revenues for the fourth quarter of 2005 were $1.4 million, compared with approximately $286,000 for the fourth quarter of 2004. This revenue increase was due primarily to the recognition of $1.4 million in research contract revenues from government funding for work on viral disease research projects, partially offset by decreases in grant revenues. Research and development (R&D) expenses increased to $4.9 million in the fourth quarter of 2005, compared with $3.8 million in the fourth quarter of 2004. Approximately $700,000 of the R&D increase was due to contracting costs for the production of GMP subunits, which are used by the company to manufacture compounds for future clinical trials. The remaining R&D increase was due to increases in clinical trial expenses and employee costs. General and administrative expenses remained essentially unchanged at $1.4 million for both the fourth quarter of 2005 and 2004.

For the year 2005, AVI reported a net loss of $16.7 million, or $0.37 per share, compared with a net loss of $24.8 million, or $0.69 per share, in 2004. Revenues in 2005 were $4.8 million, compared with approximately $430,000 in 2004. This revenue increase was due primarily to the recognition of $4.6 million in research contract revenues from government funding as described above. R&D expenses during 2005 decreased to $17.1 million from $20.7 million in the prior year, and general and administrative expenses increased to $5.2 million from $4.7 million. The R&D expense decrease was due to lower contracting costs for the production of GMP subunits, offset by increases in clinical trial expenses, lab supplies and employee costs.

AVI had cash, cash equivalents and short-term securities of $47.1 million as of December 31, 2005, an increase of $27.5 million from December 31, 2004. This increase is due primarily to receipt of $43.3 million in net proceeds from two private equity financings with several institutional investors completed in 2005, offset by $14.7 million used in operations and approximately $1.5 million used for purchases of equipment and patent-related costs.

The company was informed in 2004 that it had been allocated $5 million in government funding for work on four bio-defense research projects and the company recognized $4.6 million from this program in 2005. In January 2006, AVI announced that President Bush had approved the final version of the 2006 defense appropriations act, which included an allocation of $11 million to fund AVI’s ongoing defense-related programs. AVI’s NEUGENE® technology is being used to develop therapeutic agents against Ebola, Marburg and dengue viruses, as well as to develop countermeasures for anthrax exposure and antidotes for ricin toxin. This additional funding for 2006 is not reflected in AVI’s 2005 financial statements.

“I’m extremely pleased with the past year’s progress. We initiated clinical trials in our lead cardiovascular and infectious disease programs, while continuing to expand the knowledge base of our proprietary third-generation NEUGENE antisense technology. Further, we strengthened our infrastructure to support our goal of commercializing drugs to treat life-threatening diseases,” said Denis R. Burger, Ph.D., chief executive officer of AVI BioPharma.

“This year again promises to be highly productive from a clinical development standpoint,” he added. “In our clinical trial to treat the hepatitis C virus (HCV), we have already announced favorable safety and pharmacokinetic results in the first phase of the program. We expect to report preliminary results from the second phase treating chronically infected HCV patients around late March or early April of this year. In our cardiovascular program, we are enrolling patients in our Resten-MP™ APPRAISAL trial currently underway in Europe and plan to initiate a European study with Resten-NG® later this year.

“We are well positioned for the future,” said Dr. Burger. “Our strong drug pipeline allows us to use our internal resources to develop drug candidates that target large markets such as HCV and influenza. We also have the proven capability to develop NEUGENE compounds to combat emerging viral diseases at a speed that exceeds any other modern drug development timeframe. We apply this expertise to threats, such as for avian influenza (H5N1),” said Dr. Burger.

Product Pipeline Update

Technology Overview

AVI has developed proprietary third-generation NEUGENE antisense technology, which is characterized by a novel synthetic backbone, instead of the modified backbones of other antisense technologies. AVI is developing products principally based on its NEUGENE antisense technology. NEUGENE antisense compounds are designed to bind to specific disease-causing gene sequences to disable or inactivate the disease process. AVI believes that this chemistry allows NEUGENE antisense agents to be more stable, specific, efficacious and safer than second-generation antisense compounds in clinical development by others. NEUGENE technology is the only third-generation antisense drug technology in mid- to late-stage clinical trials.

AVI’s clinical development is focused in two disease categories: cardiovascular disease and infectious disease. In addition, AVI applies its technology to certain other clinical applications that are particularly amenable to antisense drug development, namely, genetic disorders, inflammatory diseases and oncology.

In late September 2005, the company announced a new application of its proprietary NEUGENE technology, called ESPRIT (Exon Skipping Pre-RNA Interference Technology). ESPRIT therapeutics allow for fine genetic surgery at the RNA processing level that enables the deletion of disease-causing genetic sequences or the skipping of functional sequences that are over-expressed or harmful in certain diseases. In February 2006, the company announced publication of an article in the peer-reviewed journal Nature Medicine indicating that AVI’s ESPRIT technology may hold significant potential to bypass faulty dystrophin gene expression in patients with muscular dystrophy. The company is applying the ESPRIT therapeutic approach in genetic disorders, including a collaborative program in muscular dystrophy, as well as to diseases with an immunologic component, such as diabetes and multiple sclerosis.

Cardiovascular Disease Program

Resten-NG (AVI-4126) is a NEUGENE antisense drug for treating cardiovascular restenosis, the re-narrowing of a coronary artery following angioplasty. Resten-NG inhibits the expression of the c-myc gene, which plays a key role in the development of the pathology leading to restenosis. In a completed Phase II study, AVI demonstrated that Resten-NG prevented restenosis at the site of balloon angioplasty as measured by angiography and intravascular ultrasound at six months. In September 2005, the company initiated patient enrollment in Germany for its APPRAISAL Phase II clinical study, which is designed to evaluate a microparticle formulation of AVI-4126, designated Resten-MP. Resten-MP is being evaluated in the prevention of cardiovascular restenosis when delivered intravenously in conjunction with the placement of one or more bare-metal stents. In preclinical studies, Resten-MP was as effective as AVI-4126 delivered by catheters or stents in preventing cardiovascular restenosis.

Infectious Disease Program

AVI’s infectious disease program is extensive, encompassing research on more than 50 different viruses representing most viral families and involving collaborations with investigators worldwide. Results from these studies have enhanced AVI’s ability to design effective agents for emerging as well as for engineered pathogens. AVI’s antiviral research program has produced antisense drugs shown to be active in preclinical studies against a wide range of RNA viruses, including HCV, influenza A virus, West Nile virus (WNV), dengue virus, SARS coronavirus, Ebola virus and Marburg virus. AVI has confirmation through independent laboratories of NEUGENE antisense efficacy in preclinical experiments against multiple strains of influenza, including avian influenza strain H5N1, a potential worldwide public health threat.

AVI plans to focus its antiviral drug development program on infectious diseases that represent large market opportunities. The company announced in June 2005 the acceptance of an Investigational New Drug (IND) application by the U.S. Food and Drug Administration (FDA) for the treatment of HCV using the company’s NEUGENE compound AVI-4065. In September 2005, AVI announced the initiation of an HCV clinical trial to assess the safety, tolerability, pharmacokinetics and viral response to treatment with AVI-4065 in healthy volunteers and patients with chronic active HCV. The company reported favorable safety, tolerability and pharmacokinetic results in January 2006 from the first phase of its HCV program. AVI is currently in the second phase of the study involving patients with chronic HCV infection.

To address the large influenza commercial market, AVI has developed NEUGENE antisense drug candidates that target genetic regions of the influenza A virus that are highly conserved between the six viral subtypes that cause human disease. These include three subtypes that caused pandemics in the 20th century — the 1918 Spanish flu (H1N1), the 1957 Asian flu (H2N2) and the 1968 Hong Kong flu (H3N2) — and three subtypes of avian flu that have been reported to cause disease in humans (H5N1, H7N7 and H9N2). Collaborators have confirmed that a single NEUGENE drug was effective in preclinical studies against most influenza subtypes, including the emerging H5N1 avian strain. AVI plans to file an IND later this year for its NEUGENE drug for avian flu that is also efficacious against the far more common influenza A viruses, which kill an average of 35,000 Americans every year.

The company is collaborating with the Centers for Disease Control and Prevention (CDC) in its dengue virus program and expects dengue fever/dengue hemorrhagic fever to be the next viral program to move into clinical development.

Bio-Defense Program

AVI has an active collaborative program with the Department of Defense in the area of bio-threats and emerging diseases. In 2005 AVI received approximately $4.6 million approved for ongoing programs in drug development for the highly lethal Ebola and Marburg viruses and countermeasures for ricin and anthrax toxins. In January 2006, President Bush approved the final version of the 2006 defense appropriations act, which included an allocation of $11 million to fund AVI’s ongoing defense-related programs.

Conference Call

AVI BioPharma has scheduled an investor conference call regarding this announcement, and its current and planned business activities, to be held today, beginning at 11:00 a.m. Eastern Time.

Individuals interested in listening to the conference call may do so by dialing (888) 803-8271 toll free within the U.S. and Canada, or (706) 634-2467 for international callers. A telephone replay of the conference call will be available for 48 hours beginning March 8 within two hours of the conclusion of the call, by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation number 4911035.

The live conference call also will be available to private investors via the Internet at www.avibio.com. A replay of the call will be available on the company’s Web site for 14 days following the completion of the call.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using third-generation NEUGENE antisense drugs. AVI’s lead NEUGENE antisense compound is designed to target cell proliferation disorders, including cardiovascular restenosis, cancer and polycystic kidney disease. In addition to targeting specific genes in the body, AVI’s antiviral program uses NEUGENE antisense compounds to combat disease by targeting single-stranded RNA viruses, including hepatitis C virus, influenza A virus, dengue virus, West Nile virus and Ebola virus. AVI has introduced a NEUGENE-based exon-skipping technology called ESPRIT therapy. More information about AVI is available on the company’s Web site at http://www.avibio.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.

[Tables to Follow]

AVI BioPharma, Inc.

(A Development-Stage Company)

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues, from license fees, grants and research contracts	$1,417,446	$285,588	$4,783,760	$430,461

Operating expenses:
Research and development	4,913,490	3,805,658	17,117,750	20,738,725
General and administrative	1,409,066	1,416,803	5,182,369	4,735,731
	6,322,556	5,222,461	22,300,119	25,474,456

Other income (loss):
Interest income (loss), net	353,538	(53,381)	840,495	266,301

Net loss	$(4,551,572)	$(4,990,254)	$(16,675,864)	$(24,777,694)
Net loss per share–basic and diluted	$(0.10)	$(0.14)	$(0.37)	$(0.69)
Shares used in per share calculations	47,838,357	36,133,472	44,655,008	35,994,976

BALANCE SHEET HIGHLIGHTS

(unaudited)

	December 31, 2005	December 31, 2004
Cash, cash equivalents and short-term securities	$47,051,082	$19,515,316
Total current assets	48,653,394	20,198,391
Total assets	56,407,982	28,518,631
Total current liabilities	2,747,973	2,249,598
Total shareholders’ equity	$53,660,009	$26,269,033

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